Exhibit 5.1

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600

August 26, 2026

Eightco Holdings Inc.

101 Larry Holmes Drive, Suite 313

Easton, PA 18042

Re: Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Eightco Holdings Inc., a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to (i) the offer and resale from time to time by the selling stockholders named in the prospectus contained in the Registration Statement (the “Selling Stockholders”) of the outstanding Strategic Advisor Common Stock Purchase Warrant issued by the Company to Worldcoin Tower Instant LLC on September 9, 2025 (the “Warrant”), which entitles the holder thereof to purchase up to 9,917,844 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), (ii) the issuance by the Company of up to 9,917,844 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”), and (iii) the offer and resale from time to time of the Warrant Shares by the Selling Stockholders.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments, and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Warrant; (iii) the Strategic Advisor Agreement, dated as of September 8, 2025, between the Company and Worldcoin Tower Instant LLC; (iv) the Securities Purchase Agreement, dated as of September 8, 2025, between the Company and the purchasers named therein; (v) the certificate of incorporation and the bylaws of the Company, each as in effect on September 9, 2025; (vi) the resolutions of the board of directors of the Company adopted on September 7, 2025 authorizing the Strategic Advisor Agreement and the issuance of the Warrant; (vii) the Plan of Conversion and the certificate of conversion and related filings made with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas in connection with the conversion of the Company into a Texas corporation effective February 2, 2026; (viii) the certificate of formation and the amended and restated bylaws of the Company, each as in effect on the date hereof; (ix) the resolutions of the board of directors of the Company adopted on August 26, 2026 approving the filing of the Registration Statement and authorizing and reserving the Warrant Shares; (x) a certificate of the Secretary of State of the State of Texas as to the existence of the Company; and (xi) a certificate of an officer of the Company as to certain factual matters. We have also examined such other documents, and considered such matters of law, as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. With respect to each party to any document other than the Company, we have assumed that such party had the power to enter into and perform its obligations thereunder and that such document was duly authorized, executed and delivered by such party and constitutes its valid and binding obligation. As to matters of fact material to the opinions expressed below, we have relied upon the officer’s certificate referred to above and upon certificates of public officials.

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Warrant is duly authorized by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	The Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the Warrant in accordance with its terms and upon receipt by the Company of the consideration required by the Warrant, will be validly issued, fully paid and non-assessable.

The opinion set forth in paragraph 1 above is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally, (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law, and (iii) public policy considerations, including the extent to which a court may decline to enforce the liquidated damages provisions of Section 2(d)(i) of the Warrant, the Buy-In compensation provisions of Section 2(d)(iv) of the Warrant or the attorneys’ fee provisions of Section 5(g) of the Warrant as constituting a penalty.

The opinions expressed herein are based upon and limited to (i) the Texas Business Organizations Code, including the applicable provisions of the Texas Constitution and reported judicial decisions interpreting the foregoing, (ii) the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and (iii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

Winston Taylor LLP